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                                                                    Exhibit 5.1


                                                               September 9, 2004

Ply Gem Industries, Inc.
185 Platt Clay Way
Kearney, Missouri  64060

                       Registration Statement on Form S-4
                          (Registration No. 333-114041)

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-4, as amended (the "Registration Statement") of Ply Gem Industries, Inc., a Delaware corporation (the "Company"), and Ply Gem Holdings, Inc., a Delaware corporation ("Holdings"), Great Lakes Window, Inc., an Ohio corporation ("Great Lakes"), Kroy Building Products, Inc., a Delaware corporation ("Kroy"), Napco, Inc., a Delaware corporation ("Napco"), Napco Window Systems, Inc., a Delaware corporation ("NWS"), Thermal-Gard, Inc., a


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Pennsylvania corporation ("Thermal Gard"), Variform, Inc., a Missouri corporation ("Variform"), MWM Holding, Inc., a Delaware corporation ("MWM Holding"), MW Manufacturers Holding Corp., a Delaware corporation ("MW Manufacturers Holding"), MW Manufacturers, Inc., a Delaware corporation ("MW"), Patriot Manufacturing, Inc., a Delaware corporation ("Patriot"), and Lineal Technologies, Inc., a Delaware corporation ("Lineal") (collectively, the "Guarantors"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules"), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company's $225,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2012 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Guarantors (the "Guarantees").

     The Exchange Notes are to be offered in exchange for the Company's outstanding $225,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2012 (the "Initial Notes") issued and sold by the Company on February 12, 2004 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture, dated as of February 12, 2004 (the "Indenture"), as supplemented by the First Supplemental Indenture, dated as of August 27, 2004 (the "Supplemental Indenture"), among the Company, the Guarantors and U.S. Bank National Association, as trustee.

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     In connection with the furnishing of this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

     1. the Registration Statement;

     2. the Indenture, including as exhibits thereto the form of Exchange Note and the related Guarantees, included as Exhibit 4.1 to the Registration Statement;

     3. the Supplemental Indenture, included as Exhibit 4.4 to the Registration Statement; and

     4. the Registration Rights Agreement, dated as of February 12, 2004 (the "Registration Rights Agreement), among the Company, the Guarantors referenced therein and the initial purchasers named therein, included as Exhibit 4.3 to the Registration Statement.

     In addition, we have examined (i) such corporate records of the Company and each Guarantor organized in the State of Delaware that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company and each Guarantor organized in the State of Delaware, certified as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company and such Guarantors relating to the issuance of the Exchange Notes and the Guarantees, certified by officers of the Company and such Guarantors and (ii) those other certificates, agreements and documents that we deemed relevant and necessary as a basis for our opinion. We have also relied upon the factual matters contained in the representations and warranties of the Company and the

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Guarantors made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors.

     In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes and Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. With regards to certain matters of state law, we have relied, with the Company's permission, upon the opinions of Lathrop & Gage L.C., Marshall & Melhorn LLC, and Saul Ewing LP, filed as Exhibits 5.2, 5.3 and 5.4, respectively, to the Registration Statement.

     Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

     1. When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture, as supplemented, and Registration Rights Agreement, the Exchange Notes will be legal, valid and binding obligations of the


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Company enforceable against the Company in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     2. When duly executed, issued and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture, as supplemented, and Registration Rights Agreement, the Guarantees will be legal, valid and binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except that enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws that are in effect on the effective date of the Registration Statement.

     We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.


                                   Very truly yours,


                                   PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP